UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 14, 2004

Advanced Medical Optics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31257	33-0986820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1700 E. St. Andrew Place, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714 247 8200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[x]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2004, the Registrant entered into an Employment Agreement (the "Agreement") with Mr. Douglas H. Post, who currently serves as the President of VISX, Incorporated. Pursuant to the Agreement, Mr. Post will be employed by the Registrant as its Region President of the Americas, effective upon and subject to the consummation of the proposed merger contemplated by the Agreement and Plan of Merger dated November 9, 2004, by and among the Registrant, VISX and Vault Merger Corporation. For additional information about the merger, please refer to the Registration Statement on Form S-4 filed by Registrant with the SEC on December 6, 2004.

The Agreement has an initial three-year term, which will commence on the effective date of the proposed merger and which may be renewed by the Registrant's Board of Directors for successive one-year periods. Notice of non-renewal may be given by either party at least six months prior to the expiration of the applicable term. In all other respects, the Agreement conforms with the form of Employment Agreement previously filed as Exhibit 10.9(a) of the Registrant's Form 10 Registration Statement, which agreement is hereby incorporated by reference. During the term of the Agreement, Mr. Post's base salary may not be less than $315,000 per year, and Mr. Post will be eligible to participate in the Registrant's bonus, equity-based compensation, vacation and other health and welfare programs customarily available to executive officers of the Registrant.

In the event that Mr. Post's employment is terminated by the Registrant other than for "cause," or if he terminates his employment for "good reason," he will receive severance pay that includes:

• a prorated portion of his targeted annual bonus for the year in which his termination occurred;

• an amount representing his unused accrued vacation time (at his base salary rate) through the date of termination;

• continued medical and other welfare plan coverage for the executive and his eligible dependents for twelve months;

• a severance payment calculated by multiplying his annual compensation by two. For the purposes of this severance payment calculation, an executive’s annual compensation is defined as the sum of (i) the higher of his then-current base salary or his highest annual salary within the five-year period ending at the time of his termination plus (ii) a management bonus increment, which is equal to the higher of 100% of his then-current annual target bonus rate or the average of the two highest of the last five bonuses paid by the Registrant to Mr. Post.

The Agreement defines "cause" to include, among other things, Mr. Post's conviction of any felony, material misconduct, or refusal to comply with the written instructions of the board of directors. The Agreement also defines "good reason" to include any material change in Mr. Post's duties or the material reduction or adverse modification of his compensation.

In the event Mr. Post's is terminated by the Registrant without cause, or by him for good reason, 120 days prior to or within two years after a change in control event occurs, the Agreement provides that he will receive a severance payment equal to three times "annual compensation" using the same method of calculation described above. The Agreement also provides that all of Mr. Posts' stock options, incentive compensation awards and restricted stock that are outstanding at the time of the termination will immediately become fully exercisable, payable or free from restrictions, respectively. The applicable exercise period for any stock option or other award will continue for the length of the exercise period specified in the grant of the award as determined without regard to the termination of employment. Mr. Post will also be allowed to continue to participate for three years following his termination in all employee benefit plans that were available to him before termination.

Mr. Post has agreed not to disclose the Registrant's confidential information to any other person or entity for a period of five years following termination of the Agreement or to solicit any of the Registrant's employees for a period of two years following termination of the Agreement.

In the event that any payment or benefit Mr. Post receives pursuant to the Agreement is deemed to constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code, he is entitled to an excise tax gross-up payment to the full extent of his corresponding excise tax liability.

Item 8.01. Other Events.

Effective December 15, 2004, as permitted by the indenture governing its 2.50% convertible senior subordinated notes due 2024, Advanced Medical Optics, Inc. made an irrevocable election to satisfy in cash its conversion obligation with respect to the principal amount of any notes converted after December 15, 2004, with any remaining amount of the conversion obligation to be satisfied in shares of common stock, in each case, calculated as set forth in the indenture.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Medical Optics, Inc.

December 17, 2004	By:	Aimee S. Weisner

Name: Aimee S. Weisner
Title: Corporate Vice President, General Counsel and Secretary